Exhibit 10.9

SUMMARY OF FEES FOR BOARD OF DIRECTORS

Each director of Old Second Bancorp, Inc. also serves as a director of Old Second National Bank, and may serve on boards of its other subsidiaries.  In 2006, non-employee directors received $1,000 for every board meeting attended and $500 for each committee meeting attended.  Non-employee directors of Old Second National Bank received a $15,000 annual retainer and directors that also serve as committee chair of the Audit, Compensation, or Governance committees receive $18,000 annual retainer.  Additionally, non-employee directors of Old Second Bank-Yorkville received $500 for directors and $250 for directors emeriti per meeting, Old Second Bank-Kane County receive $500 for directors and $300 for directors emeriti per meeting, non-employee directors of Old Second Mortgage receive $300 per meeting and non-employee directors of Old Second Management LLC receive $750 per meeting.

Non-employee directors of Old Second National Bank are also eligible to receive options pursuant to the Old Second Bancorp, Inc. 2002 Long Term Incentive Plan.  The Company also maintains the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors’ fees.  The plan is unqualified and the directors have no interest in the trust.  The deferred fees and any earnings thereon are unsecured obligations of Old Second.